EXHIBIT 99.1

NEWS RELEASE

For Immediate Release	Contacts: Howard Kaminsky, Chief Financial Officer (818) 949-5300 ext. 5728 Leigh Parrish, Financial Dynamics (212) 850-5651 Rachel Albert, Financial Dynamics (212) 850-5706

SPORT CHALET REPORTS SECOND QUARTER RESULTS

Los Angeles, California - (November 7, 2006) - Sport Chalet, Inc. (Nasdaq: SPCHA, SPCHB) today announced the results for its second quarter ended October 1, 2006. At the beginning of the fiscal year, the Company changed its fiscal period so each quarter now ends on a Sunday.

Second Quarter Results
Sales increased $9.6 million, or 11.7%, to $91.3 million for the quarter ended October 1, 2006 from $81.7 million for the quarter ended September 30, 2005. Six new stores contributed $9.0 million in sales on a same day basis. Same store sales on a same day basis increased 3.0% in the second quarter. Sales for the quarter overall were $1.8 million lower due to the Company’s calendar change.

Gross profit as a percent of sales increased to 32.2% from 31.8% in the second quarter of last year. The 40 basis point improvement was primarily due to fewer markdowns as a result of continued improvements in inventory management.

Selling, general and administrative expenses as a percent of sales increased to 29.1% from 26.4% last year, excluding expenses from the recapitalization in fiscal 2006. SG&A for the second quarter ended September 30, 2005 included expenses of $8.6 million related to the Company’s recapitalization. The increase was a result of reduced leverage on modest sales from mature stores as well as increased costs related to Sarbanes Oxley compliance, utilities, infrastructure investments and personnel.

Net income for the second quarter was $1.7 million, or $0.12 per diluted share, compared to a net loss of $5.2 million, or $0.38 per diluted share, for the second quarter last year. Excluding the after-tax charge of $7.8 million related to the Company’s recapitalization, net income for the quarter ended September 30, 2005 was $2.6 million, or $0.19 per diluted share.

Craig Levra, Chairman and CEO, stated, “Our sales results for the quarter reflect primarily strong sales gains from our newer stores, as our mature store base generated more modest sales increases during the quarter. While we did not achieve the level of sales we had anticipated, we made great progress on our long-term growth initiatives in the second quarter. We made important decisions regarding upgrades to our back office systems which will further strengthen our operations and support our future growth. Additionally, we opened our Vacaville store in August and continue to be on track with our store opening initiatives for the year.”

Six-Month Results
For the six months ended October 1, 2006, sales increased 14.2% to $175.7 million from $153.9 million for the six months ended September 30, 2005. Sales from six new stores contributed $16.0 million of the total sales growth on a same day basis. Same store sales on a same day basis increased 2.8% for the six-month period. Sales for the six-month period ended October 1, 2006 were benefited by $1.3 million due to the shifting of days as a result of the Company’s calendar change.

Gross profit as a percent of sales increased to 30.8% for the six months ended October 1, 2006 from 30.7% in the same period last year. SG&A as a percent of sales for the six-month period ended October 1, 2006 increased to 28.7% from 27.4% in the comparable period last year, excluding expenses from the recapitalization. SG&A for the six-month period ended September 30, 2005 includes expenses of $8.7 million related to the Company’s recapitalization.

Net income for the six months ended October 1, 2006 was $2.2 million, or $0.15 per diluted share, compared to a net loss of $4.8 million, or $0.36 per diluted share, for the six months ended September 30, 2005. Excluding the after-tax charge of $7.8 million related to the Company’s recapitalization, net income for the six months ended September 30, 2005 was $3.1 million, or $0.22 per share.

Craig Levra, Chairman and CEO, concluded, “We remain committed to efficiently executing our growth plans and building strong customer loyalty for the balance of the year. We worked hard during the quarter to reach optimal inventory levels in all product categories and believe we are now in a strong position for the holiday season. Additionally, we are excited about the opening of three new stores in November which will add depth to our core market in Southern California as well as expand our presence in the Northern California market. Our unique merchandise mix and “expert” customer service has enabled us to consistently meet the needs of our customers and will continue to drive our business in the future. We continue to structure for growth and believe that our proven business model and long-term initiatives will enable us to meet our long-term objectives.”

Conference Call and Webcast
Sport Chalet will host a conference call and audio webcast today at 2:00 p.m. (Pacific) to discuss the financial results for the second quarter. The conference call can be accessed by dialing 888-668-3195 (domestic), or 706-634-4840 (international) or via audio webcast at: www.earnings.com. A replay will be available through November 21, 2006 by dialing 800-642-1687 (domestic) or 706-645-9291 (international) (conference ID 9159707) and an archive of the webcast will be available for 90 days following the conclusion of the conference call.

About Sport Chalet, Inc.
Sport Chalet, founded in 1959 by Norbert Olberz, is a leading operator of full service specialty sporting goods stores in California, Nevada and Arizona. The Company offers over 50 services for the serious sports enthusiast, including backpacking, canyoneering, and kayaking instruction, custom golf club fitting and repair, snowboard and ski rental and repair, SCUBA training and certification, SCUBA boat charters, team sales, racquet stringing, and bicycle tune-up and repair throughout its 43 locations. The address for Sport Chalet’s web site is www.sportchalet.com.

Disclosure Regarding Forward-Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among other things, the competitive environment in the sporting goods industry in general and in the Company’s specific market areas, inflation, the challenge of implementing the Company’s expansion plans and maintaining its competitive position, changes in costs of goods and services, the weather and economic conditions in general and in specific market areas. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.

Non-GAAP financial measures
To supplement consolidated financial statements presented in accordance with GAAP, non-GAAP financial measures are used as the compensation, and other expenses related to the recapitalization plan are not expected to reoccur and their exclusion provides a consistent comparison to current results. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the tables captioned “Reconciliations of non-GAAP results of operations measures to the nearest comparable GAAP measures,” included at the end of this release.

SPORT CHALET, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three months ended		Six months ended
	October 1, 2006	September 30, 2005	October 1, 2006	September 30, 2005

Net sales	$91,302,660	$81,732,263	$175,720,999	$153,876,658
Cost of goods sold, buying and occupancy costs	61,942,265	55,774,032	121,611,761	106,614,791
Gross profit	29,360,395	25,958,231	54,109,238	47,261,867

Selling, general and administrative expenses	26,560,046	30,199,069	50,388,933	50,847,474
Income (loss) from operations	2,800,349	(4,240,838)	3,720,305	(3,585,607)

Interest expense	22,667	13,149	61,187	15,036
Income (loss) before taxes	2,777,682	(4,253,987)	3,659,118	(3,600,643)

Income tax provision	1,095,979	909,418	1,447,004	1,173,418
Net income (loss)	$1,681,703	$(5,163,405)	$2,212,114	$(4,774,061)

Earnings (loss) per share:
Basic	$0.12	$(0.38)	$0.16	$(0.36)
Diluted	$0.12	$(0.38)	$0.15	$(0.36)

Weighted average number of common shares outstanding:
Basic	13,796,374	13,454,298	13,735,804	13,413,332
Diluted	14,405,180	13,454,298	14,303,114	13,413,332

SPORT CHALET, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	October 1,	March 31,
	2006	2006
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$1,914,132	$2,563,930
Accounts receivable, less allowance of $129,000 at October 1, 2006 and $130,000 at March 31, 2006	2,976,314	2,479,386
Merchandise inventories	95,730,021	67,777,059
Prepaid expenses and other current assets	3,827,742	3,857,570
Refundable income taxes	977,705	-
Deferred income taxes	2,368,475	3,920,192
Total current assets	107,794,389	80,598,137
Fixed assets, net	54,632,384	48,365,653
Deferred income taxes	4,116,908	3,274,015
Total assets	$166,543,681	$132,237,805

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$48,986,764	$16,467,120
Salaries and wages payable	4,295,713	5,473,610
Income taxes payable	-	302,274
Other accrued expenses	14,363,619	14,909,439
Total current liabilities	67,646,096	37,152,443

Deferred rent	18,397,416	17,616,994
Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.01 par value:
Authorized shares - 2,000,000 Issued and outstanding shares – none	-	-
Class A Common Stock, $.01 par value:
Authorized shares - 46,000,000 Issued and outstanding shares – 12,123,149 at October 1, 2006 and 11,927,146 at March 31, 2006	121,231	119,271
Class B Common Stock, $.01 par value:
Authorized shares - 2,000,000 Issued and outstanding shares – 1,720,950 at October 1, 2006 and 1,703,909 at March 31, 2006	17,210	17,039
Additional paid-in capital	32,152,880	31,335,324
Retained earnings	48,208,848	45,996,734
Total stockholders’ equity	80,500,169	77,468,368
Total liabilities and stockholders’ equity	$166,543,681	$132,237,805

SPORT CHALET, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six months ended,
	October 1, 2006	September 30, 2005
Operating activities
Net income (loss)	$2,212,114	$(4,774,061)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	5,385,095	4,584,301
Loss on disposal of fixed assets	135,145	188,805
Deferred income taxes	708,824	(778,424)
Stock option expense	100,712	8,221,826
Changes in operating assets and liabilities:
Accounts receivable	(496,926)	(512,527)
Merchandise inventories	(27,952,962)	(13,643,515)
Prepaid expenses and other current assets	29,828	(87,305)
Accounts payable	32,519,644	10,099,251
Salaries and wages payable	(1,177,897)	(1,449,130)
Income taxes refundable/payable	(1,279,979)	(422,048)
Other accrued expenses	(545,820)	1,042,262
Deferred rent	780,422	(193,035)
Net cash provided by operating activities	10,418,200	2,276,400

Investing activities
Purchase of fixed assets	(11,789,351)	(8,234,566)
Proceeds from sale of assets	2,379	-
Other assets	-	76,960
Net cash used in investing activities	(11,786,972)	(8,157,606)

Financing activities
Proceeds from bank borrowing	5,778,063	-
Repayments of bank borrowing	(5,778,063)	-
Proceeds from exercise of stock options	651,079	60,125
Excess tax benefits associated with share based compensation	958,159	983,889
Optionee withholding taxes from exercise of stock options	(890,264)	(815,672)
Net cash provided by financing activities	718,974	228,342

Decrease in cash and cash equivalents	(649,798)	(5,652,864)
Cash and cash equivalents at beginning of period	2,563,930	6,176,689
Cash and cash equivalents at end of period	$1,914,132	$523,825

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for:
Income taxes	$1,060,000	$1,390,000
Interest	11,834	78,253

The following table sets fourth reconciliations of non-GAAP results of operations measures to the nearest comparable GAAP measures. Compensation and other expenses related to the recapitalization plan are not expected to reoccur and their exclusion provides a consistent comparison to current results (dollar amounts in thousands, except per share amounts).

	Three months ended September 30, 2005

	GAAP	Adjustments	Non-GAAP

Selling, general and administrative expenses	$30,199	$(8,584)	$21,615
Income (loss) from operations	(4,241)	8,584	4,343
Income (loss) before taxes	(4,254)	8,584	4,330
Income tax provision	909	(811)	1,720
Net Income (loss)	$(5,163)	$7,773	$2,610

Earning (loss) per share:
Basic	$(0.38)	$0.58	$0.19
Diluted	$(0.38)	$0.55	$0.19

	Six months ended September 30, 2005

	GAAP	Adjustments	Non-GAAP

Selling, general and administrative expenses	$50,847	$(8,693)	$42,154
Income (loss) from operations	(3,586)	8,693	5,107
Income (loss) before taxes	(3,601)	8,693	5,092
Income tax provision	1,173	(854)	2,027
Net Income (loss)	$(4,774)	$7,839	$3,065

Earning (loss) per share:
Basic	$(0.36)	$0.58	$0.23
Diluted	$(0.36)	$0.56	$0.22